ERNST & YOUNG	Ernst & Young LLP Suite 1000 55 Ivan Allen Jr. Boulevard Atlanta, Georgia 30308	Phone: (404) 874-8300 www.ey.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the registration of 140,000,000 shares of The Coca-Cola Company’s common stock that may be issued pursuant to The Coca-Cola Company 2008 Stock Option Plan, of our reports dated February 27, 2008, with respect to the consolidated financial statements of The Coca-Cola Company, and the effectiveness of internal control over financial reporting of The Coca-Cola Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
April 23, 2008

A member firm of Ernst & Young Global Limited